Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
Board of Directors
U.S. Wireless Data, Inc.
We consent to the incorporation in this Form 8-K of U.S. Wireless Data, Inc. of our report dated September 15, 2006, on our audits of the consolidated financial statements of U.S. Wireless Data, Inc. for the fiscal year ended June 30, 2006 and the three months ended June 30, 2005 (Successor Company) and the nine months ended March 31, 2005 (Predecessor Company).
Friedman LLP
New York, New York
March 20, 2007

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